Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 9, 2025 relating to the Hotel101 Global Pte. Ltd. financial statements appearing in the prospectus of Hotel101 Global Holdings Corp. dated June 2, 2025 (File No. 333-287130), as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023.

/s/ Marcum llp

New York, NY

December 11, 2025